Exhibit 10.9
Michael Kennedy
October 14, 1999
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October 14, 1999



Michael Kennedy
5226 E. Anderson Dr.
Scottsdale, AZ  85254

Dear Michael:

This letter confirms the agreement between us whereby Lifemark Corporation ("Lifemark") has agreed to employ you and you have agreed to serve as a Vice President of Lifemark. In this capacity you will be a member of the Executive Strategy Team and will serve in accordance with the bylaws of Lifemark.

We also agreed that, in addition to your regular bonus, you will be entitled to receive on January 1 of each year during the term of your employment commencing on January 1, 2000, an additional bonus equal to the amount of interest due on any Company Loans (as defined below) (provided, however, that if you have prepaid interest in the prior calendar year and the Company has not previously paid you an additional bonus in the amount of your prepaid interest, the bonus shall include the amount of such prepaid interest). For this purpose, "Company Loans" shall mean and include loans by the Company to you to purchase stock of the Company from the Company.

Concurrently with the execution of this letter, Lifemark has granted you ten year stock options to purchase 100,000 shares of Lifemark common stock. Lifemark has also agreed to permit you to exercise your 100,000 options at the time of their vesting accepting as payment your secured nine-year promissory note in the full amount of your exercise price. 60,000 of the options granted to you vest immediately and 40,000 granted under the newly approved Executive Stock Option and Ownership Plan will vest immediately upon approval of the Plan by the Company's stockholders. You have agreed to exercise the options immediately upon vesting.

The loans  provided for in the preceding  paragraph  will become due and payable
(including accrued interest) 60: (i) 180 days following termination of employment except that they will become immediately due and payable if you breach your employment agreement by the Company without cause or because of disability; (ii) 60 days following termination of employment by you; and (iii) immediately if you breach the Standard Key Employee Non-Disclosure Agreement or if you are terminated for just cause (as defined below) at any time.

Except as may be otherwise explicitly provided in another written agreement between you and Lifemark, your employment shall be subject to termination by either you or Lifemark at any time without notice, subject to the severance rules of Lifemark as they exist at the time of termination.

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Notwithstanding  the foregoing,  in the event of a Change in Control (as defined below) of Lifemark, Lifemark agrees that if within two years following the date of the change in control either (a) your employment is terminated by Lifemark without "just cause" (as defined below), or (b) without your consent Lifemark materially changes your duties or responsibilities or the location of your principal place of work and as a result of such change or changes you voluntarily terminate your employment, then, in either such event, (i) all of your outstanding options will vest and become exercisable on the date of termination of your employment, and (ii) you will be subject to Change of Control Severance as provided below.

For purposes of this letter, "Change in Control" shall mean the occurrence of any of the following events:

(i) The acquisition, by new stockholders (being any person or group of persons other than the current directors of the Company, Dorsey Gardner, their respective families, estates, trusts and other affiliates) acting in concert, of a beneficial ownership interest in the Company, resulting in the total beneficial ownership of such persons or group of persons equaling or exceeding 50% of the outstanding common stock and warrants of the Company; provided, however, that no such person or group of persons shall be deemed to beneficially own (i) any common stock or warrants acquired directly from the Company or (ii) any common stock or warrants held by the Company or any of its subsidiaries or any employee benefit plan (or any related trust) of the Company or its subsidiaries. The Change in Control shall be deemed to occur on the date the beneficial ownership of the acquiring person or group of persons first equals or exceeds 50% of the outstanding common stock and warrants of the Company.

(ii) A merger, consolidation or other reorganization having substantially the same effect, or the sale of all or substantially all the consolidated assets of the Company in each case, with respect to which the persons or group of persons who were the respective beneficial owners of the outstanding common stock immediately prior to such event do not, following such event, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding voting stock of the corporation resulting from such event or the corporation purchasing or receiving assets pursuant to such event.

If more than one of the foregoing events shall occur, each such event shall constitute a separate Change in Control.

For purposes of this letter, Change of Control Severance shall be 12 months base salary payable monthly subject to normal withholding plus a pro rated portion of your targeted bonus regular bonus, and a pro rated portion of the additional bonus provided for in the second paragraph of this letter, in each case pro rated on the portion of the fiscal year prior to termination. The pro rated regular bonus will be payable at the time other Executive bonuses are paid and will be based on the entire year of Company performance. The pro rated additional bonus will be paid within 30 days of termination. You will be entitled to payment in full of any bonus for the last completed fiscal year prior to termination which has not yet been paid as of the date of termination, with such bonus to be paid at the time other Executive bonuses for such year are paid.

Lifemark further confirms that it will abide by both the letter and the spirit of the adjustment provisions contained in its Stock Option Plans and the Stock Option Certificates which you hold, pursuant to which Lifemark has agreed to adjust the outstanding options appropriately in the event of a sale or merger of the corporation.

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For purposes of this letter, termination by Lifemark "for just cause" shall mean a termination on account of gross negligence, dishonesty, or any willful material breach of an agreement with Lifemark, or violation of any reasonable rule or regulation of Lifemark of which you have been advised in writing.

As a condition to your continued employment and the vesting of options referred to herein, you have executed Lifemark's Standard Key Employee Nondisclosure Agreement.

Please confirm your agreement with and acceptance of the provisions of this letter by signing and returning the enclosed copy of this letter where indicated.


Sincerely,


/s/ RHONDA BREDE
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President



ACCEPTED AND AGREED:


/s/ MICHAEL KENNEDY
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